Exhibit 99.1

News release

CONTACT:	Monica Levy (media)
414-524-2695

Glen Ponczak (investors)
414-524-2375
JOHNSON CONTROLS REPORTS RECORD 2008 RESULTS
     MILWAUKEE, WISCONSIN, October 23, 2008. . . Johnson Controls, Inc. (JCI) today reported record sales of $38.1 billion for its 2008 fiscal year, up 10% from $34.6 billion in 2007, reflecting growth in the company’s Building Efficiency, Power Solutions and Automotive Experience businesses.
     “We achieved a record year with solid profitability despite the unprecedented market challenges and economic volatility,” said Chairman and Chief Executive Officer Stephen A. Roell. “In recognition of the difficult environment, we took pre-emptive action in the fourth fiscal quarter to improve and better align our cost structure with future market conditions. This will improve our long-term profitability and further enhance our competitive advantage.”
     Net income for the year totaled $979 million with diluted earnings per share from continuing operations of $1.63.
     Segment income, which excludes the previously announced $495 million restructuring charge, increased 10% to $2.1 billion versus $1.9 billion last year. Excluding the charge, net income totaled $1.4 billion, up 8% from $1.3 billion in 2007. Diluted earnings per share from continuing operations were $2.33 compared to $2.10 ($2.16 including the impact of 2007 non-recurring tax adjustments).
Fourth Quarter Results
     For the 2008 fourth quarter, the company reported record sales of $9.3 billion, an increase of 3% versus $9.0 billion last year as a result of higher Building Efficiency and Power Solutions revenues. Net income was $16 million, with diluted earnings per share of $0.03.
     Segment income for the 2008 quarter was $605 million, down 8% from $660 million in 2007. Net income excluding the restructuring charge was $439 million, 6% lower than $466 million in the prior year. Diluted earnings per share from continuing operations were $0.73 versus $0.78 last year, in-line

News release
with the company’s forecasts. As expected, higher commodity costs and costs associated with the Plastech joint venture reduced earnings by a total of $0.09 in the 2008 quarter.
     Building efficiency sales were $3.9 billion, up 8% compared with 2007 revenues of $3.6 billion. The increase reflects higher Global Workplace Solutions and North American systems sales as well as growth in Europe and other international markets. Segment income was $316 million, level with 2007 as the benefits of higher volume and improved underlying margins were offset by the timing of commodity cost recoveries and the costs associated with growth investments in its sales force and information technology. The backlog of uncompleted commercial systems and services contracts at September 30, 2008 was $4.7 billion, 12% higher than the prior year amount reflecting increasing demand for energy efficiency projects, particularly in the U.S. Federal government and education markets.
     Automotive experience sales in the quarter were $4.1 billion, 2% lower than $4.2 billion in 2007. North American sales decreased 12%, less than the overall industry vehicle production decrease of 17% due to the incremental revenues associated with the Plastech joint venture. European sales increased 4%, however, excluding the impact of currency, sales decreased 6%, approximately in line with industry production. Sales in the Asia/Pacific region increased 8% due to higher volumes in Japan. Segment income was $147 million, down 20% from $183 million last year. The decrease reflects the impacts of the lower North American volume, the costs associated with Plastech and higher launch costs in support of new automotive interior programs, which more than offset significant improvements in operating performance globally.
     Power solutions sales increased 7% in the 2008 quarter to $1.34 billion from $1.25 billion last year due to higher unit selling prices. Unit volumes were slightly lower due to lower automotive production levels. Segment income declined to $142 million, down 12% from $161 million in the 2007 fourth quarter due to higher non-lead commodity costs.
2009 Outlook
     The company re-affirmed the fiscal 2009 guidance it provided on October 14, 2008, for diluted earnings per share of $1.95 to $2.10.
     For the first quarter of fiscal 2009, the company said it expects earnings of $0.22 to $0.24 per diluted share, down from $0.39 in the 2008 quarter.

News release
     The first quarter forecast reflects expected increases in Building Efficiency and Power Solutions income due to higher underlying revenues and operational improvements in both businesses. These improvements are expected to be more than offset by a loss in the Automotive Experience business as a result of sharply lower automotive production in North America and Europe and the costs associated with restructuring initiatives. The company forecasts that its automotive results will improve sequentially throughout the year as vehicle production stabilizes, commodity prices decrease and cost reductions gain momentum.
     “While we face uncertainties in 2009, we begin the year in a strong position with record backlogs in our automotive and buildings businesses, global market leadership and our proven ability to improve our cost structure,” said Mr. Roell. “Johnson Controls will aggressively execute on our strategies and continue to invest for sustainable long-term growth.”
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Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part II of the Company’s most recent Form 10-Q filing (filed August 8, 2008) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
October 23, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2008	2007
	Actual	Actual
Net sales	$9,307	$9,011
Cost of sales	7,883	7,586

Gross profit	1,424	1,425

Selling, general and administrative expenses	(850)	(786)
Restructuring costs	(495)	—
Financing charges — net	(54)	(68)
Equity income	31	21

Income from continuing operations before income taxes and minority interests	56	592

Provision for income taxes	55	124
Minority interests in net earnings (loss) of subsidiaries	(15)	(1)

Income from continuing operations	16	469

Loss on sale of discontinued operations, net of income taxes	—	(3)

Net income	$16	$466

Diluted earnings per share from continuing operations	$0.03	$0.78

Diluted earnings per share	$0.03	$0.77

Diluted weighted average shares	600	603

Shares outstanding at period end	594	603

*	Excludes restructuring and non-recurring tax items.

Johnson Controls
October 23, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2008	2007
	Actual	Actual
Net sales	$38,062	$34,624
Cost of sales	32,536	29,548

Gross profit	5,526	5,076

Selling, general and administrative expenses	(3,565)	(3,281)
Restructuring costs	(495)	—
Financing charges — net	(258)	(277)
Equity income	116	89

Income from continuing operations before income taxes and minority interests	1,324	1,607

Provision for income taxes	321	300
Minority interests in net earnings of subsidiaries	24	12

Income from continuing operations	979	1,295

Loss from discontinued operations, net of income taxes	—	(43)

Net income	$979	$1,252

Diluted earnings per share from continuing operations	$1.63	$2.16

Diluted earnings per share	$1.63	$2.09

Diluted weighted average shares	601	599

Shares outstanding at period end	594	603

*	Excludes restructuring and non-recurring tax items.

Johnson Controls
October 23, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	September 30,	September 30,
	2008	2007
ASSETS
Cash and cash equivalents	$384	$674
Accounts receivable — net	6,472	6,600
Inventories	2,099	1,968
Other current assets	1,955	1,630

Current assets	10,910	10,872

Property, plant and equipment — net	4,389	4,208
Goodwill	6,545	6,131
Other intangible assets — net	769	773
Investments in partially-owned affiliates	863	795
Other noncurrent assets	1,842	1,326

Total assets	$25,318	$24,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$743	$1,163
Accounts payable and accrued expenses	6,353	6,440
Other current liabilities	2,637	2,317

Current liabilities	9,733	9,920

Long-term debt	3,201	3,255
Minority interests in equity of subsidiaries	236	128
Other noncurrent liabilities	2,737	1,895
Shareholders’ equity	9,411	8,907

Total liabilities and shareholders’ equity	$25,318	$24,105

Johnson Controls
October 23, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended September 30,
	2008	2007
Operating Activities
Net income	$16	$466

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	202	164
Equity in earnings of partially-owned affiliates, net of dividends received	(25)	23
Deferred income taxes	(82)	(17)
Minority interests in net earnings (loss) of subsidiaries	(15)	(1)
Non-cash restructuring costs	43	—
Pension contributions in excess of expense	(75)	—
Other — net	16	14
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	21	(138)
Inventories	158	42
Restructuring reserves	430	(38)
Accounts payable and accrued liabilities	(61)	659
Change in other assets and liabilities	272	(108)

Cash provided by operating activities	900	1,066

Investing Activities
Capital expenditures	(256)	(246)
Sale of property, plant and equipment	10	38
Acquisition of businesses, net of cash acquired	(204)	—
Business divestitures	—	54
Other — net	(44)	(260)

Cash used in investing activities	(494)	(414)

Financing Activities
Decrease in short and long-term debt — net	(184)	(221)
Payment of cash dividends	(77)	—
Other — net	(17)	54

Cash used in financing activities	(278)	(167)

Increase in cash and cash equivalents	$128	$485

Johnson Controls
October 23, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Twelve Months Ended September 30,
	2008	2007
Operating Activities
Net income	$979	$1,252

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	783	732
Equity in earnings of partially-owned affiliates, net of dividends received	(15)	(1)
Deferred income taxes	(155)	(63)
Minority interests in net earnings of subsidiaries	24	12
Non-cash restructuring costs	43	—
Pension contributions in excess of expense	(93)	(18)
Loss on sale of discontinued operations	—	33
Other — net	96	73
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	281	(617)
Inventories	(49)	(150)
Restructring reserves	388	(161)
Accounts payable and accrued liabilities	(594)	1,070
Change in other assets and liabilities	240	(249)

Cash provided by operating activities	1,928	1,913

Investing Activities
Capital expenditures	(807)	(828)
Sale of property, plant and equipment	52	83
Acquisition of businesses, net of cash acquired	(277)	(17)
Business divestitures	—	89
Other — net	(238)	(378)

Cash used in investing activities	(1,270)	(1,051)

Financing Activities
Decrease in short and long-term debt — net	(522)	(433)
Payment of cash dividends	(297)	(195)
Other — net	(129)	147

Cash used in financing activities	(948)	(481)

Increase (decrease) in cash and cash equivalents	$(290)	$381

Johnson Controls
October 23, 2008

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
(in millions)	(unaudited)			(unaudited)
	2008	2007	%	2008	2007	%
Net Sales
Building efficiency	$3,901	$3,605	8%	$14,121	$12,737	11%
Automotive experience	4,064	4,156	-2%	18,091	17,552	3%
Power solutions	1,342	1,250	7%	5,850	4,335	35%

Net Sales	$9,307	$9,011		$38,062	$34,624

Segment Income
Building efficiency	$316	$316	0%	$957	$850	13%
Automotive experience	147	183	-20%	579	519	12%
Power solutions	142	161	-12%	541	515	5%

Segment Income	$605	$660		$2,077	$1,884
Restructuring costs	(495)	—		(495)	—
Financing charges — net	(54)	(68)		(258)	(277)

Income from continuing operations before income taxes and minority interests	$56	$592		$1,324	$1,607

Net Sales
Products and systems	$7,297	$7,105	3%	$30,568	$27,848	10%
Services	2,010	1,906	5%	7,494	6,776	11%

	$9,307	$9,011		$38,062	$34,624

Cost of Sales
Products and systems	$6,266	$6,064	3%	$26,492	$24,107	10%
Services	1,617	1,522	6%	6,044	5,441	11%

	$7,883	$7,586		$32,536	$29,548

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Beginning in fiscal year 2007, company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding restructuring charges and net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the company’s global business strategies.
2. Acquisitions
On July 1, 2008, the company announced the acquisition of the interior product assets of Plastech Engineered Products, Inc. (Plastech), which filed for bankruptcy in February 2008. The company owns 70% of the new entity with certain Plastech term lenders holding the minority portion. The cost of the acquisition, net of cash acquired, was approximately $169 million.
3. Discontinued Operations
In the second quarter and fourth quarter of fiscal year 2007, the company recorded losses of approximately $49 million ($30 million after-tax) and $4 million ($3 million after-tax), respectively, related to the sale of businesses reported as discontinued operations, primarily Bristol Compressors.
4. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the company announced a restructuring plan in the fourth quarter of fiscal year 2008 and recorded a $495 million restructuring charge.
The restructuring charge relates to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The company expects to substantially complete the initiatives by early 2010. The automotive-related restructuring is in response to the fundamentals of the European and North American automotive markets. The actions target reductions in the company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. The restructuring actions in building efficiency are primarily in Europe where the company is centralizing certain functions and rebalancing its resources to target the geographic markets with the greatest potential growth. Power solutions actions are focused on optimizing its regional manufacturing capacity.

Johnson Controls
October 23, 2008

5. Income Taxes
In June 2006, FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The company adopted FIN 48 as of October 1, 2007. Upon adoption, the company increased its existing reserves for uncertain tax positions by $93 million. The increase was recorded as a cumulative effect adjustment to shareholders’ equity of $68 million and an increase to goodwill of $25 million related to prior year business combinations. As of the adoption date, the company had gross tax affected unrecognized tax benefits of $616 million of which $475 million, if recognized, would affect the effective tax rate. Also as of the adoption date, the company had accrued interest expense and penalties related to the unrecognized tax benefits of $75 million (net of tax benefit). The net change in interest and penalties during the twelve months ended September 30, 2008 was not material. The company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense or goodwill, when applicable.
In the second quarter and fourth quarters of fiscal year 2007, the company reduced its income tax liability by $15 million and $13 million, respectively, due to the favorable resolution of certain tax audits. The company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At September 30, 2007, the company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the condensed consolidated statements of financial position. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities, may differ materially from the amounts accrued for each year.
In the second quarter of fiscal year 2007, the tax provision decreased as a result of a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands.
In the fourth quarter of fiscal year 2007, the tax provision increased $20 million as a result of a change in the German federal income tax rate.
In the fourth quarter of fiscal year 2007, the tax provision decreased $7 million due to a nonrecurring tax benefit related to the use of a valuation allowance with a joint venture.
In the fourth quarter of fiscal year 2008, the company recorded a $61 million discrete period tax benefit related to fourth quarter 2008 restructuring costs using a blended statutory tax rate of 12.4%.
The tables below show a reconciliation of the provision for income taxes for the years ended September 30, 2008 and 2007 (in millions):

	Year Ended		Year Ended
	September 30, 2008		September 30, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$382	21.0%	$337	21.0%

Uncertain tax positions	—		(28)
Change in tax status of foreign subsidiary	—		(22)
Change in statutory tax rates	—		20
Valuation allowance adjustments	—		(7)
Restructuring charge	(61)		—

Provision for income taxes	$321	24.2%	$300	18.7%

6. Stock Split
On July 25, 2007, the company’s Board of Directors declared a three-for-one split of the company’s common stock payable October 2, 2007 to shareholders of record on September 14, 2007. All share and per share amounts disclosed in this document have been restated to reflect the three-for-one stock split. The stock split resulted in the issuance of approximately 396 million additional shares of common stock. In connection with the stock split, the par value of the common stock was changed from $.04 1/6 per share to $.01 7/18 per share.